Exhibit 99.1

American Shared Hospital Services Reports Second Quarter 2025 Financial Results

Total Revenue Increased 16% Sequentially

Conference Call Scheduled for 1:00 PM ET Today

SAN FRANCISCO, CA, August 13, 2025 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services through its leasing and direct patient care services segments, today announced financial results for the second quarter ended June 30, 2025.

Key Financial Highlights

-	Q2 2025 Revenue Increased 16% Sequentially Compared to Q1 2025 and Increased 0.2% Compared to Q2 2024
-	Q2 2025 Gamma Knife Revenue Increased 25% Sequentially and Decreased 5% Compared to Q2 2024
-	Q2 2025 LINAC Revenue Increased 7% Sequentially and Increased 34% Compared to Q2 2024
-	Q2 2025 Proton Beam Radiation Therapy Revenue Increased 17% Sequentially and Decreased 21% Compared to Q2 2024

Gary Delanois, Chief Executive Officer commented, “I am pleased to see patient volumes increased compared to last quarter and we remain laser focused on expanding our business model and operational enhancements to further position us for robust long-term growth. As we look into the second half of this year, we expect further long-term growth from the new Esprit being installed in Guadalajara, Mexico that is expected to startup in late 2025. Additionally, our recent Certificate of Need approvals for the first radiation therapy treatment center in Bristol, Rhode Island and a proton beam radiation therapy treatment center in Johnston, Rhode Island, also put us on track to further expand our Rhode Island footprint and growth potential. As we stay focused on targeted strategic initiatives to further improve efficiency and to take advantage of economies of scale to maximize profitability, our new business development pipeline, and strong balance sheet strengthens our position for our next phase of growth.”

Scott Frech, Chief Financial Officer, stated: “Our second quarter of 2025 was highlighted by an increase in treatment volumes compared to last quarter and we continue to expect to see further recovery into the back half of this year. We are enthused by the positive momentum building as our growth strategy takes hold as we focus beyond our traditional leasing model to a direct provider of radiation therapy treatment services to cancer patients. Our linear accelerator business growth is a shining example of the strength of our diversification strategy where we reported 34% revenue growth quarter over quarter and 7% sequentially. Additionally, we remain very focused on operational efficiencies and cost controls which positions us well for future profitability.”

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, stated: “We are proud to highlight the past four years of consecutive revenue growth and the past three years of sustained profitability, as we remain focused on building long-term shareholder value. Our successful acquisition of a majority interest in three Rhode Island radiation therapy treatment centers and the opening of our new Puebla, Mexico center highlight the recent strength of our growth strategy. We also continue to pursue additional strategic tuck in acquisitions to further bolster out footprint and growth potential. Our long-term vision remains strong, and we expect our new business development initiatives will drive continued business growth on our path of sustained success.”

Financial Results for the Three Months Ended June 30, 2025

For the three months ended June 30, 2025, revenue increased 0.2% to $7,071,000 compared to $7,056,000 in the prior year period, driven by expanded radiation therapy services.

Revenue from the Company’s direct patient services segment was $3,500,000 for Q2 2025, an increase of 11% from the same period in the prior year, primarily due to revenue generated by the three Rhode Island radiation therapy treatment center and the new facility in Puebla, Mexico.

Revenue from the medical equipment leasing segment decreased 8% to $3,571,000 for Q2 2025 compared to $3,899,000 in the prior year period due to lower Gamma Knife volumes, primarily driven by the expiration of three customer contracts and lower PBRT volumes. Total proton beam radiation therapy revenue decreased to $1,921,000 in Q2 2025, from $2,420,000 in the prior year period driven by lower volumes due to normal, cyclical fluctuations.

Radiation therapy revenue was $2,541,000 for Q2 2025 compared to $1,892,000 in Q2 2024 driven by the Rhode Island radiation therapy centers and the launch of operations in Puebla, Mexico.

Gross margin in Q2 2025 was $1,630,000, compared to $2,468,000 in Q2 2024, primarily due to lower treatment volumes.

Net loss attributable to American Shared Hospital Services for Q2 2025 was $280,000 or $0.04 per share, compared to net income of $3,602,000 million or $0.55 per diluted share for Q2 2024. Net income in the prior year period included a net bargain purchase gain from the RI Acquisition of $3,679,000.

Adjusted EBITDA, a non-GAAP financial measure, was $1,701,000 for Q2 2025, compared to $2,010,000 in Q2 2024.

Financial Results for the Six Months Ended June 30, 2025

For the six months ended June 30, 2025, revenue increased 7% to $13,183,000 compared to revenue of $12,272,000 for the first six months of 2024.

Revenue from the Company’s direct patient services segment increased 61% to $6,621,000 for the first half of 2025 compared to $4,120,000 from the same period in the prior year, primarily due to revenue generated by the Rhode Island centers and the new center in Puebla, Mexico.

Revenue from the leasing segment was $6,562,000 for the first half of 2025 compared to $8,152,000 for the first half of 2024 due to lower Gamma Knife volumes, driven by the expiration of three customer contracts, downtime for equipment upgrade at one health system customer, and lower PBRT volumes. Total proton beam radiation therapy revenue decreased to $3,563,000, from $5,069,000 for the first half of 2024 driven by lower volumes due to normal, cyclical fluctuations.

Radiation therapy revenue was $4,915,000 for the first half of 2025 compared to $1,892,000 for the first half of 2024 driven by the Rhode Island radiation therapy centers and the launch of operations in Puebla, Mexico.

Gross margin for the first half of 2025 was $2,572,000, compared to $4,611,000 for the first half of 2024 primarily due to lower treatment volumes.

Net loss attributable to American Shared Hospital Services for the first half of 2025 was $905,000 or $0.14 per share, compared to net income of $3,721,000 or $0.57 per diluted share for the first half of 2024. Net income in the prior year period included a net bargain purchase gain from the RI Acquisition of $3,679,000.

Adjusted EBITDA, a non-GAAP financial measure, was $2,650,000 for the first half of 2025, compared to $3,754,000 for the first half of 2024.

Balance Sheet Highlights

At June 30, 2025, cash, cash equivalents, and restricted cash totaled $11,331,000, compared to $11,275,000 at December 31, 2024.

American Shared Hospital Services’ shareholders' equity (excluding non-controlling interests) was $24,481,000 or $3.78 per outstanding share, compared to $25,183,000 or $3.92 per outstanding share at December 31, 2024.

Conference Call

The Company will hold a conference call to discuss its second quarter 2025 financial results today at 1:00 pm ET.

Teleconference and Webcast Information

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com or directly:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=uJ5x0Ugn

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088, access code 3350902, through August 20, 2025. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expense, stock-based compensation expense, bargain purchase gain, net, and loss on write down of impaired assets and associated removal costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data (Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2025	2024	2025	2024
Revenues	$7,071,000	$7,056,000	$13,183,000	$12,272,000
Costs of revenue	5,441,000	4,588,000	10,611,000	7,661,000
Gross margin	1,630,000	2,468,000	2,572,000	4,611,000
Selling and administrative expense	1,746,000	1,896,000	3,554,000	3,775,000
Interest expense	428,000	385,000	861,000	734,000
Loss on write down of impaired assets and associated removal costs	-	188,000	-	188,000
Operating (loss)	(544,000)	(1,000)	(1,843,000)	(86,000)
Bargain purchase gain, net	-	3,679,000	-	3,679,000
Interest and other income	45,000	59,000	109,000	165,000
(Loss) income before income taxes	(499,000)	3,737,000	(1,734,000)	3,758,000
Income tax (benefit)	(21,000)	(31,000)	(344,000)	(75,000)
Net (loss) income	(478,000)	3,768,000	(1,390,000)	3,833,000
(Plus) less: Net loss (income) attributable to non-controlling interest	198,000	(166,000)	485,000	(112,000)
Net (loss) income attributable to American Shared Hospital Services	$(280,000)	$3,602,000	$(905,000)	$3,721,000

(Loss) earnings per common share:
Basic	$(0.04)	$0.56	$(0.14)	$0.58
Diluted	$(0.04)	$0.55	$(0.14)	$0.57

Weighted Average Shares Outstanding:
Basic	6,582,000	6,482,000	6,577,000	6,467,000
Diluted	6,582,000	6,583,000	6,577,000	6,564,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data (Unaudited)

	6/30/2025	12/31/2024
Cash, cash equivalents and restricted cash	$11,331,000	$11,275,000
Current assets	$24,433,000	$26,258,000
Total assets	$63,494,000	$60,197,000

Current liabilities	$20,860,000	$10,405,000
Shareholders' equity, excluding non-controlling interests	$24,481,000	$25,183,000

American Shared Hospital Services

Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results (Unaudited)

		Three months ended June 30,		Six months ended June 30,
		2025	2024	2025	2024
Net (loss) income		$(280,000)	$3,602,000	$(905,000)	$3,721,000
Plus (less):	Income tax (benefit)	(21,000)	(31,000)	(344,000)	(75,000)
	Interest expense	428,000	385,000	861,000	734,000
	Interest (income)	(48,000)	(77,000)	(122,000)	(189,000)
	Depreciation and amortization expense	1,508,000	1,523,000	2,957,000	2,857,000
	Stock-based compensation expense	114,000	99,000	203,000	197,000
	Bargain purchase gain, net	-	(3,679,000)	-	(3,679,000)
	Loss on write down of impaired assets and associated removal costs	-	188,000	-	188,000
Adjusted EBITDA		$1,701,000	$2,010,000	$2,650,000	$3,754,000